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                     December 17, 2021

       Amar Maletira
       Chief Financial Officer
       Rackspace Technology, Inc.
       1 Fanatical Place
       City of Windcrest
       San Antonio, Texas 78218

                                                        Re: Rackspace
Technology, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-39420

       Dear Mr. Maletira:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Brian M. Janson